Exhibit 10 (FF)
SURPLUS NOTE PURCHASE AGREEMENT
Between
DONEGAL MUTUAL INSURANCE COMPANY
and
SOUTHERN MUTUAL INSURANCE COMPANY
DATED AS OF SEPTEMBER 8, 2009

(i)

(ii)

		Page

9.7	Titles and Headings	41
9.8	Entire Agreement; Statements as Representations	41
9.9	Specific Performance	41

SIGNATURES		42
APPENDICES:
SCHEDULES:

3.5(C)	Southern Mutual Report of Examination by Georgia Department
3.5(F)	Southern Mutual Bank Accounts and Authorizations
3.11	Southern Mutual Insurance Licenses and Permits
3.12	Southern Mutual Real Property Leases
3.13	Southern Mutual Insurance Policies
3.14	Southern Mutual Pending Claims
3.18	Contracts
3.19	Southern Mutual Employment Agreements
3.20	Southern Mutual Compensation Schedule
3.22	Conflicts; Sensitive Payments
3.24	Southern Mutual Trademarks and Proprietary Rights
3.25(E)	Environmental Issues
3.27	Southern Mutual Health and Safety Permits and Licenses

(iii)

SURPLUS NOTE PURCHASE AGREEMENT
     THIS SURPLUS NOTE PURCHASE AGREEMENT (this “Agreement”) made as of this 8th day of September, 2009 between DONEGAL MUTUAL INSURANCE COMPANY, a Pennsylvania mutual fire insurance company (“Donegal Mutual”) and SOUTHERN MUTUAL INSURANCE COMPANY, a Georgia mutual fire insurance company (“Southern Mutual”).
WITNESSETH:
     WHEREAS, Southern Mutual proposes to issue a surplus note (the “Surplus Note”), the repayment of which would be subordinated to the claims of policyholders of Southern Mutual and otherwise be in compliance with applicable provisions of the Georgia Insurance Code and the regulations of the Commissioner of Insurance of the State of Georgia in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) in substantially the form of Appendix A;
     WHEREAS, Donegal Mutual proposes to purchase the Surplus Note;
     WHEREAS, Donegal Mutual and Southern Mutual propose that Southern Mutual will (i) make certain changes in the composition of the Board of Directors of Southern Mutual in connection with the transactions contemplated by this Agreement, (ii) enter into employment agreements with certain of its executive officers in substantially the form of Appendix C and (iii) reconstitute its Board of Directors as provided in this Agreement;
     WHEREAS, Donegal Mutual and Southern Mutual propose that Donegal Mutual and Southern Mutual enter into: (i) a Services Agreement in substantially the form of Appendix B whereby Donegal Mutual will provide the services specified therein to Southern Mutual in accordance with the terms of such Services Agreement, (ii) a Technology License Agreement in substantially the form of Appendix D whereby Donegal Mutual will license certain of its computer applications and systems to Southern Mutual in accordance with the terms of such Technology License Agreement and (iii) a Quota Share Reinsurance Agreement in substantially the form of Appendix E, whereby Southern Mutual will cede up to 100% of its net written premiums to Donegal Mutual in accordance with the terms of such Quota Share Reinsurance Agreement but Southern Mutual shall retain sole responsibility for all of its other liabilities;
     WHEREAS, the Board of Directors of Donegal Mutual has approved this Agreement, the form of Surplus Note Donegal Mutual will purchase, the Services Agreement, the Technology License Agreement and the Quota Share Reinsurance Agreement by resolutions duly adopted; and

     WHEREAS, the Board of Directors of Southern Mutual has approved this Agreement, the Surplus Note, the Services Agreement, the Employment Agreements, the Technology License Agreement and the Quota Share Reinsurance Agreement by resolutions duly adopted;
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and the Ancillary Agreements, and intending to be legally bound hereby, Donegal Mutual and Southern Mutual agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement, the following words or phrases have the following meanings:
     “Advisory Board” shall have the meaning set forth in Section 5.10.
     “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of 10% or more of any class of voting stock or of any form of voting equity interest of such other Person in the case of a Person that is not a corporation. For purposes of this definition, “control”, including the terms “controlling” and “controlled”, means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     “Agreement” shall have the meaning ascribed to it in the preamble.
     “Ancillary Documents” shall mean the Surplus Note, the Services Agreement, the Employment Agreements, the Technology License Agreement and the Quota Share Reinsurance Agreement.
     “Annual Statements” shall mean the annual statements of condition and affairs filed pursuant to the Georgia Insurance Code.
     “Assets” shall mean all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, tangible and intangible, and things in action relating thereto, including, without limitation, cash and cash equivalents, securities, including, without limitation, exempted securities under the Securities Act of 1933, as amended (the “Securities Act”), receivables, recoverables from reinsurance and otherwise, deposits and advances, loans, agents balances, real property, together with buildings, structures and the improvements thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto, machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other assets or property, leases, licenses, permits, approvals, authorizations, joint venture agreements, contracts or commitments, whether written or oral, policy forms, training materials, underwriting manuals, lists of policyholders and agents, processes, trade secrets, know-how, computer software, computer programs and source codes, protected formulae, all other Intellectual Property, research, goodwill, prepaid expenses, books of account, records, files, invoices, data, rights, claims and privileges and any other assets whatsoever.
     “Closing” and “Closing Date” shall have the respective meanings set forth in Section 2.3.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commissioner of Insurance” shall mean the Commissioner of Insurance of the State of Georgia.
     “Condition” shall mean, as to a Person, the financial condition, business, results of operations, prospects, liabilities and/or properties or other Assets of such Person.
     “Confidentiality Agreement” shall mean the Confidentiality Agreement between Southern Mutual and Donegal Mutual dated as of May 29, 2009.
     “Contract” shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or commitment, whether written or oral, including, without limitation, an Insurance Contract.
     “Disclosure Schedules” shall mean the Disclosure Schedules of Southern Mutual attached to this Agreement.
     “Donegal Mutual” shall have the meaning ascribed to it in the preamble.
     “Employment Agreements” shall mean the Employment Agreements to be entered into between Southern Mutual and each of Allen R. Green, W. Daniel Delamater, Martin E. Webb and Kimberly L. McClain, in substantially the form of Appendix C.
     “Employee Welfare Plan” shall have the meaning set forth in Section 3(1) of ERISA.
     “Environmental Claim” shall mean any written notice by a Person alleging actual or potential Liability, including, without limitation, potential Liability for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty, arising out of, based on or resulting from (a) the presence, transport, disposal, discharge or release, of any Hazardous Materials at any location, whether or not owned by Southern Mutual, as the case may be, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.
     “Environmental Law” shall mean all federal, state, local and foreign Laws relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases, or the presence of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall mean, with respect to Southern Mutual, any trade or business that together with Southern Mutual would be deemed a “single employer” within the meaning of Section 4001(a)(14) of ERISA.
     “Georgia Department” shall mean the Department of Insurance of the State of Georgia.
     “Georgia Insurance Code” shall mean Title 33 of the Official Code of Georgia Annotated, as amended, and the regulations promulgated thereunder.
     “Governmental Entity” shall mean a court, legislature, governmental agency, commission or administrative or regulatory authority or instrumentality, domestic or foreign.
     “Hazardous Materials” shall mean any (i) “hazardous substance,” “pollutants,” or “containment” as defined in Sections 101(14) and (33) of the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”) or the regulations issued pursuant to Section 102 of CERCLA, including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (“FWCPA”); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (“RCRA”) or having the characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWCPA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended; (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substance Control Act, as amended; (viii) source, special nuclear or by-product material as defined by the Atomic Energy Act of 1954, as amended; (ix) asbestos-containing material, or urea formaldehyde or material that contains it;

(x) waste oil and other petroleum products and (xi) any other toxic materials, contaminants or hazardous substances or wastes pursuant to any Environmental Law.
     “Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force and effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or noise, each as amended and as now or hereafter in effect.
     “Insurance Contract” shall mean any Contract of insurance including, without limitation, reinsurance contracts issued by Southern Mutual.
     “Insurance License” shall mean a License granted by a Governmental Entity to transact an insurance or reinsurance business.
     “Intellectual Property” shall mean (i) all inventions whether patentable or unpatentable and whether or not reduced to practice, all improvements thereof and all patents, applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals thereof; (v) all trade secrets and confidential business information including ideas, research and development, know-how, formulas, data, designs, drawings, specifications, policy forms, training materials, underwriting manuals, pricing and cost information and business and marketing plans and proposals; (vi) all computer software including data and related documentation; (vii) all other proprietary rights and (viii) all copies and tangible embodiments thereof in whatever form or medium.
     “Investment Assets” shall mean bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership interests and other equity interests, real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other Assets acquired for investment purposes.
     “IRS” shall mean the Internal Revenue Service.

     “Knowledge” as to Southern Mutual shall mean the knowledge of Allen R. Green, W. Daniel Delamater, Martin E. Webb or Kimberly L. McClain after due inquiry. “Knowledge” as to Donegal Mutual shall mean the knowledge of Donald H. Nikolaus, Jeffrey D. Miller or Daniel J. Wagner after due inquiry.
     “Law” shall mean a law, ordinance, rule or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity.
     “Liability” shall mean a liability, obligation, claim or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent or other and whether known or unknown, including, without limitation, any liability, obligation, claim or cause of action arising as a result of an Insurance Contract.
     “License” shall mean a license, certificate of authority, permit or other authorization to transact an activity or business issued or granted by a Governmental Entity.
     “Lien” shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy or other encumbrance of any kind.
     “Losses” shall mean losses, claims, damages, costs, expenses, Liabilities and judgments, including, without limitation, court costs and attorneys’ and expert witness fees.
     “Material Adverse Effect” means, with respect to Southern Mutual or Donegal Mutual, any fact, event, circumstance, change, condition or effect that (i) has been, or could reasonably be expected to be, material and adverse to the assets, liabilities, properties, financial position, results of operations, cash flows or business of Southern Mutual or Donegal Mutual and its subsidiaries taken as a whole or (ii) has materially impaired, or could reasonably be expected to impair materially, the ability of Southern Mutual or Donegal Mutual to perform their respective obligations under this Agreement or otherwise materially affect the consummation of the transactions this Agreement contemplates; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date of this Agreement in SAP, (b) any action or omission of Southern Mutual or Donegal Mutual with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the transactions this Agreement contemplates, (c) changes after the date of this Agreement in laws, (d) changes in general economic conditions that did not disproportionally adversely affect Southern Mutual, (e) reasonable expenses, including the retention of legal advisors, in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates and (f) the financial condition or the results of operations of Southern Mutual for the six months ended June 30, 2009 and the results of operations or financial condition of Southern Mutual for the period July 1, 2009 through the Closing Date.

     “Member” shall mean a policyholder of Southern Mutual other than a policyholder of a reinsurance contract.
     “Officers’ Certificate” shall mean, with respect to any Person, a certificate executed by the Chief Executive Officer, the President or an appropriate Vice President of such Person, as attested by the Secretary or an Assistant Secretary of such Person.
     “Ordinary Course of Business” shall mean an action taken by a Person if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person or by any Person or group of Persons exercising similar authority or by a parent company and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or by any Person or group of Persons exercising similar authority or by a parent company, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “Order” shall mean an order, writ, ruling, judgment, injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator or Governmental Entity.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor entity.
     “Permits” shall have the meaning set forth in Section 3.11(d).
     “Permitted Liens” shall mean as to Southern Mutual, (i) all Liens approved in writing by Donegal Mutual, (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the Ordinary Course of Business of Southern Mutual and that is not delinquent and can be paid without interest or penalty and (iii) such Liens and other imperfections of title that do not materially detract from the value or impair the use of the property subject thereto.
     “Person” shall mean an individual, corporation, partnership, association, joint stock company, Governmental Entity, business trust, unincorporated organization or other legal entity.
     “Proceedings” shall mean actions, suits, hearings, claims and other similar proceedings.
     “Quarterly Statements” shall mean the quarterly statements of condition and affairs filed pursuant to state insurance Laws.
     “Quota Share Reinsurance Agreement” shall mean the Quota Share Reinsurance Agreement between Donegal Mutual and Southern Mutual in substantially the form of Appendix E.

     “Reorganization Proposal” shall have the meaning set forth in Section 5.8.
     “Required Filings and Approvals” shall mean the filing of this Agreement with and the approval of such by the Commissioner of Insurance, and such other applications, registrations, declarations, filings, authorizations, Orders, consents and approvals as may be required to be made or obtained prior to consummation of the transactions contemplated hereby under the Laws of any jurisdiction.
     “SAP” shall mean statutory accounting practices as prescribed or permitted by the Commissioner of Insurance and the National Association of Insurance Commissioners subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes.
     “Services Agreement” shall mean the Services and Affiliation Agreement between Donegal Mutual and Southern Mutual in substantially the form of Appendix B.
     “Southern Mutual” shall have the meaning ascribed to it in the preamble.
     “Southern Mutual Financial Statements” shall have the meaning set forth in Section 3.5.
     “Southern Mutual Property” shall mean any property on which Southern Mutual holds a Lien or any facility that is owned by Southern Mutual or in the management of which Southern Mutual actively participates.
     “Subsidiary” of a Person means any Person with respect to whom such specified Person, directly or indirectly, beneficially owns 50% or more of the equity interests in, or holds the voting control of 50% or more of the equity interests in, such Person.
     “Surplus Note” shall mean the Surplus Note to be issued by Southern Mutual to Donegal Mutual in substantially the form of Appendix A.
     “Taxes” shall mean all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property and windfall profits taxes, and all other taxes, assessments or similar charges of any kind whatsoever thereon or applicable thereto, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing authority, domestic or foreign, upon Southern Mutual, including, without limitation, all such amounts imposed as a result of being a member of an affiliated or combined group.
     “Tax Returns” or “Returns” shall mean all tax returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or foreign Laws.

     “Technology License Agreement” shall mean the Technology License Agreement between Donegal Mutual and Southern Mutual in substantially the form of Appendix D.
ARTICLE II
SALE AND PURCHASE OF SURPLUS NOTE
     2.1 Sale and Purchase of Surplus Note. Upon the terms, conditions, representations and warranties herein set forth, Southern Mutual hereby agrees to sell the Surplus Note to Donegal Mutual and Donegal Mutual hereby agrees to purchase the Surplus Note from Southern Mutual.
     2.2 Payment of Purchase Price and Delivery of Surplus Note. The purchase price of the Surplus Note shall be Two Million Five Hundred Thousand Dollars ($2,500,000). Donegal Mutual will pay the entire purchase price of the Surplus Note in cash to Southern Mutual on the Closing Date against delivery of the executed Surplus Note by Southern Mutual to Donegal Mutual.
     2.3 Closing Date.
          (a) The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. on October 31, 2009 or within five business days following the date on which the Commissioner has approved the change of control described in Donegal Mutual’s Form A Statement if such approval has not been received by October 31, 2009 (the “Closing Date”), provided that all of the conditions set forth in Article VI shall have been fulfilled not later than the Closing Date. Unless otherwise mutually agreed by Donegal Mutual and Southern Mutual, the Closing shall be held at the offices of Duane Morris LLP, Atlantic Center Plaza, Suite 700, 1180 West Peachtree Street NW, Atlanta, GA 30309-3448 on the Closing Date.
          (b) At the Closing, Southern Mutual shall deliver to Donegal Mutual (i) copies of each resolution adopted by the Board of Directors of Southern Mutual approving and adopting this Agreement, the Surplus Note, the Services Agreement, the Employment Agreements, the Technology License Agreement and the Quota Share Reinsurance Agreement and authorizing the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Southern Mutual that each such resolution is then in full force and effect and without amendment; (ii) any Officers’ Certificate specified in Section 6.2 duly executed by the President of Southern Mutual; (iii) the Services Agreement duly executed by Southern Mutual; (iv) the Technology License Agreement duly executed by Southern Mutual; (v) the Quota Share Reinsurance Agreement duly executed by Southern Mutual; (vi) the Surplus Note duly executed by Southern Mutual; (vii) duly executed copies of the resignations of all but five current members of the Board of Directors of Southern

Mutual designated by Southern Mutual and evidence of the appointment of the seven designees of Donegal Mutual as members of a 12-member Southern Mutual Board of Directors as specified in Section 6.2(d); (viii) evidence of the termination of any severance or similar agreement required by Section 6.2(e), (ix) duly executed copies of the Employment Agreements as specified in Section 6.2(e), (x) appointment of the Advisory Board as provided in Section 5.10 and (xi) an officer’s certificate to the effect that the Bylaws of Southern Mutual as amended effective as of the Closing Date remain in full force and effect without any change.
          (c) At the Closing, Donegal Mutual shall deliver to Southern Mutual (i) copies of each resolution adopted by the Board of Directors of Donegal Mutual approving and adopting this Agreement, the form of the Surplus Note Donegal Mutual will purchase, the Services Agreement, the Technology License Agreement and the Quota Share Reinsurance Agreement and authorizing the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Donegal Mutual that each such resolution is then in full force and effect and without amendment; (ii) the Services Agreement duly executed by Donegal Mutual; (iii) the Technology License Agreement duly executed by Donegal Mutual; (iv) the Quota Share Reinsurance Agreement duly executed by Donegal Mutual and (v) any Officers’ Certificate specified in Section 6.3 duly executed by Donegal Mutual.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SOUTHERN MUTUAL
     As an inducement to Donegal Mutual to enter into this Agreement and to consummate the transactions contemplated herein, Southern Mutual represents and warrants to Donegal Mutual and agrees that with the exception of the matters specifically described in the Disclosure Schedules delivered by Southern Mutual to Donegal Mutual prior to the date of this Agreement:
     3.1 Organization and Standing.
          (a) Southern Mutual is a mutual fire insurance company duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to conduct its business as it is currently being conducted. Southern Mutual is admitted to transact an insurance business as a foreign insurance company in South Carolina, which is the only foreign jurisdiction where Southern Mutual’s failure to be admitted would have a Southern Mutual Material Adverse Effect.

          (b) Southern Mutual has previously delivered accurate and complete copies of its Amended Charter as currently in effect and its Bylaws as amended to be effective as of the Closing Date to Donegal Mutual.
     3.2 Subsidiaries. Southern Mutual has no subsidiaries.
     3.3 Authority; No Violation.
          (a) Southern Mutual has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and, subject to the receipt of the Required Filings and Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements have been duly approved and authorized by the Board of Directors of Southern Mutual and the consummation of the transactions contemplated hereby and thereby effective on the Closing Date.
          (b) Subject to receipt of the Required Filings and Approvals, no other corporate proceedings on the part of Southern Mutual are necessary to authorize this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.
          (c) Subject to receipt of the Required Filings and Approvals, this Agreement and the Ancillary Documents, when executed and delivered by Southern Mutual and assuming the due execution thereof by the other requisite parties thereto will constitute the valid, legal and binding agreements of Southern Mutual enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
          (d) Neither the execution, delivery and performance of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance with and the fulfillment of the terms and provisions hereof and thereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under Bylaws of Southern Mutual, as amended effective as of the Closing Date, or any instrument, agreement, mortgage, judgment, Order, award, decree or other restriction to which Southern Mutual is a party or by which Southern Mutual is bound; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, Order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of Southern Mutual under such instrument, agreement, mortgage, judgment, Order, award, decree or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court or Governmental Entity, except (y) the Required Filings and Approvals and (z) any approval, consent or authorization the failure of which to obtain would not, individually or in the aggregate, have a Southern Mutual Material Adverse Effect.
     3.4 Consents and Approvals of Government Entities. Other than the Required Filings and Approvals, no consent, approval, Order or authorization of, or registration, application, declaration or filing with any Governmental Entity is required with respect to Southern Mutual in connection with the execution and delivery of this Agreement and the Ancillary Documents.
     3.5 Financial Statements; Examinations.
          (a) Southern Mutual has furnished to Donegal Mutual the audited balance sheets of Southern Mutual as of December 31, 2006, 2007 and 2008 and the related statements of operations and of changes in financial position for the periods then ended, together with appropriate notes to such financial statements (collectively, the “Southern Mutual Financial Statements”). The Southern Mutual Financial Statements are accompanied by the reports thereon by Habif, Arogeti & Wynne, LLP, independent registered public accountants. The Southern Mutual Financial Statements are correct and complete in all material respects and fairly present the financial position of Southern Mutual as at the respective dates thereof, the results of its operations and the changes in its financial position for the respective periods covered thereby and have been prepared in conformity with SAP consistently applied throughout all periods.
          (b) Each of the Annual Statements of Southern Mutual for 2006, 2007 and 2008 was in compliance in all material respects with applicable Law when filed.
          (c) The most recently completed report of examination of Southern Mutual conducted by the Georgia Department was for the period set forth in Schedule 3.5(C), and a complete and correct copy of such report is attached to Schedule 3.5(C).
          (d) Since the dates of all examinations referred to in Schedule 3.5(C), Southern Mutual has not been the subject of further examination by any insurance Governmental Entity, and Southern Mutual is not currently undergoing examination by any insurance Governmental Entity.
          (e) Southern Mutual has also furnished to Donegal Mutual its unaudited financial statements for the six months ended June 30, 2009. Such financial statements fairly present the financial position of Southern Mutual as of June 30, 2009 and the results of its operations for the six months then ended and have been prepared in conformity with SAP as used in the preparation of the Southern Mutual Financial Statements.

          (f) Schedule 3.5(F) sets forth a correct and complete list of all (i) accounts, borrowing resolutions and deposit boxes maintained by Southern Mutual at any bank or other financial institution, (ii) the names of the persons authorized to sign or otherwise act for Southern Mutual with respect thereto and (iii) powers of attorney for Southern Mutual with respect thereto.
     3.6 Material Changes Since December 31, 2008. Since December 31, 2008, Southern Mutual has operated its business in the Ordinary Course of Business and, whether or not in the Ordinary Course of Business of Southern Mutual, other than as disclosed in this Agreement or the Schedules to this Agreement, there has not been, occurred or arisen (i) any material adverse change in the Condition of Southern Mutual from that shown on the balance sheet of Southern Mutual as of December 31, 2008 referred to in Section 3.5; (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any Asset that is material to the financial condition, operations or business of Southern Mutual; (iii) any material increase in any employee benefit plan listed in Section 3.19; (iv) any amendment or termination of any agreement, or cancellation or reduction of any debt owing to Southern Mutual or waiver or relinquishment of any right of material value to Southern Mutual or (v) any other event, condition or state of facts of any character that would constitute a Southern Mutual Material Adverse Effect.
     3.7 Availability of Assets and Legality of Use. The Assets owned or leased by Southern Mutual constitute all of the Assets that Southern Mutual is using in its business, and such Assets, to the Knowledge of Southern Mutual, are in good and serviceable condition, normal wear and tear excepted, and suitable and adequate for the uses for which intended and such Assets and their uses conform in all material respects to all applicable Laws. Such Assets will be sufficient for the continued conduct of Southern Mutual’s business immediately after the Closing in substantially the same manner as Southern Mutual’s business was conducted immediately prior to the Closing.
     3.8 Title to Assets. Southern Mutual has good and marketable title to all of its Assets, including the Assets reflected on the December 31, 2008 balance sheet referred to in Section 3.5 and all of the Assets thereafter acquired by it, except to the extent that such Assets have thereafter been disposed of for fair value in the Ordinary Course of Business of Southern Mutual.
     3.9 Books and Records. The books of account, minute books and other records of Southern Mutual, all of which have been made available to Donegal Mutual, are complete and correct and have been maintained in accordance with sound business practices and the requirements of the Georgia Insurance Code and any other applicable Laws, including, but not limited to, the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, to the extent applicable to Southern Mutual, and Southern Mutual maintains an adequate system of internal controls. Since January 1, 2004, the minute books of Southern Mutual contain accurate and complete records of all meetings held of, and corporate action taken by, the policyholders, the Board of Directors and committees of the Board of Directors of Southern Mutual, and no meeting of any such policyholders, Board of Directors or committees thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the aforementioned books and records will be in the possession of Southern Mutual.
     3.10 Accounts Receivable. All accounts receivable reflected on the December 31, 2008 balance sheet referred to in Section 3.5 and all accounts receivable arising subsequent to such date and prior to the date of this Agreement, not collected at the date hereof, have arisen from bona fide transactions in the Ordinary Course of Business of Southern Mutual. To the Knowledge of Southern Mutual, none of such receivables is subject to counterclaims or set-offs or is in dispute and all of such accounts are good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, subject in each case to the allowance for possible losses shown on such balance sheet. All accounts receivable existing on the Closing Date will be good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the December 31, 2008 balance sheet referred to in Section 3.5.
     3.11 Compliance with Legal Requirements; Governmental Authorizations. Schedule 3.11 contains a complete and accurate list and copy of the licenses of Southern Mutual to transact insurance in a state and each other material license, permit and other authorization held by Southern Mutual in the operation of its business. Except as set forth in Schedule 3.10:
          (a) To the Knowledge of Southern Mutual, Southern Mutual is, and at all times since January 1, 2004 has been, in compliance in all material respects with the Georgia Insurance Code, and all other Laws that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets.
          (b) To the Knowledge of Southern Mutual, no event has occurred or circumstance exists that with or without notice or lapse of time (i) may constitute or result in a violation by Southern Mutual of, or a failure on the part of Southern Mutual to comply with, any Law in any material respect or (ii) may give rise to any material obligation on the part of Southern Mutual to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (c) Southern Mutual has not received, at any time since January 1, 2004, any oral or written notice or other communication from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law in any material respect or (ii) any actual, alleged, possible or potential material obligation that may give rise on the part of Southern Mutual to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

          (d) Southern Mutual possesses all material Licenses, Permits and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted and, to the Knowledge of Southern Mutual, each of Southern Mutual’s agents is duly licensed as such. All of such Licenses, Permits and authorizations of Southern Mutual and such agents’ appointments are hereinafter collectively called the “Permits.” All Permits are in full force and effect and will continue in effect after the date hereof and the Closing Date without the consent, approval or act of, or the making of any filing with, any Governmental Entity other than the Required Filings and Approvals. To the Knowledge of Southern Mutual, Southern Mutual is, and at all times since January 1, 2004 has been, in material compliance with all terms and requirements of each Permit. Neither Southern Mutual nor, to the Knowledge of Southern Mutual, any of Southern Mutual’s agents are in material violation of the terms of any Permit, and Southern Mutual has not received notice of any violation or claimed violation thereunder. All applications required to have been filed for the renewal of any and all Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with such Governmental Entities with respect to the Permits have been duly made on a timely basis.
     3.12 Real Property and Leases. Southern Mutual does not own any real property except as listed on Schedule 3.12(A), and, except as listed on Schedule 3.12(A), Southern Mutual is not a party to any lease or agreement under which Southern Mutual is lessee or sublessee of, or holds or operates, any real property owned by any third party. All of such leases and agreements are in full force and effect and constitute legal, valid and binding obligations of Southern Mutual, and, to the Knowledge of Southern Mutual, the other parties thereto. Southern Mutual is not in default in any material respect under any such lease or agreement nor has any event occurred that, with the passage of time or giving of notice or both would constitute such a default and Southern Mutual will not take any action or fail to take required action between the date hereof and the Closing Date that would permit any such default or event to occur. None of such leases and agreements requires the consent of any party thereto in order to undertake or consummate the transactions contemplated by this Agreement.
     3.13 Insurance. Southern Mutual maintains policies of fire and casualty, product and other liability and other forms of insurance in such amounts and against such risks and losses as are adequate and reasonable for its business as currently conducted and properties and are sufficient for compliance with all Laws applicable to Southern Mutual. All such policies are valid, duly issued and enforceable in accordance with their respective terms and conditions. The attached Schedule 3.13 lists all policies of insurance that are or were owned, held or maintained by or for the benefit of Southern Mutual or under which Southern Mutual is or was a named insured from January 1, 2006 to the date hereof, including policy numbers, nature of coverage, limits, deductibles, carriers, premiums and effective and termination dates, under which Southern Mutual has any remaining coverage. To the Knowledge of

Southern Mutual, Southern Mutual has complied with each of such policies and has not failed to give any notice or present any known claim thereunder. Southern Mutual will keep such insurance in full force and effect through the Closing Date. Southern Mutual has not received, and, to the Knowledge of Southern Mutual, no event or omission has occurred that may cause it to receive, notice that any such policies will be cancelled or will be reduced in amount or scope. Southern Mutual has delivered true and complete copies of all such policies to Donegal Mutual.
     3.14 Conduct of Business.
          (a) Schedule 3.14 lists all claims arising in other than the Ordinary Course of Business of Southern Mutual that are pending or, to the Knowledge of Southern Mutual, threatened against Southern Mutual and correctly sets forth the data reflected therein, including the insurance carrier to which the claim has been reported. No insurance carrier listed therein has denied coverage of any claim listed opposite its name or accepted investigation of any such loss or defense of any such claim under a reservation of rights.
          (b) The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of Southern Mutual as established or reflected in the December 31, 2008 Annual Statement of Southern Mutual and in the Southern Mutual Financial Statements as of December 31, 2008: (i) were determined in accordance with sound actuarial standards consistently applied, (ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions that are in accordance with those specified in the related Insurance Contracts, (iv) met meet the requirements of the insurance Laws of the applicable jurisdiction in all material respects and (v) to the Knowledge of Southern Mutual, were adequate to cover the total amount of all reasonably anticipated matured and unmatured Liabilities of Southern Mutual under all outstanding Insurance Contracts pursuant to which Southern Mutual has any Liability. For purposes of clause (v) above, (x) the adequacy of reserves shall be determined only on the basis of facts and circumstances known based on procedures consistently applied by Southern Mutual in connection with assessing the adequacy of reserves from time to time by Southern Mutual as at the date hereof and (y) the fact that reserves covered by any such representation may be subsequently adjusted at times and under circumstances consistent with Southern Mutual’s ordinary practice of periodically reassessing the adequacy of its reserves shall not be used to support any claim regarding the accuracy of such representation.
          (c) All of Southern Mutual’s outstanding insurance coverage is, to the extent required by applicable Law, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or has been filed with and not objected to by such authority within the period provided for objection. To the Knowledge of Southern Mutual, Southern Mutual has not exceeded any authority granted to it by any party to bind it in connection with Southern Mutual’s business.

     3.15 No Undisclosed Material Liabilities. Southern Mutual is not subject to any material Liability, including, to the Knowledge of Southern Mutual, unasserted claims, absolute or contingent, that is not shown or that is in excess of amounts shown or reserved for in the December 31, 2008 balance sheet referred to in Section 3.5, other than Liabilities of the same nature as those set forth in such balance sheet and reasonably incurred in the Ordinary Course of Business of Southern Mutual after December 31, 2008.
     3.16 No Defaults or Litigation. Southern Mutual is not in default in any material respect under any Contract to which it is a party. There are no lawsuits, proceedings, claims or governmental investigations pending or, to the Knowledge of Southern Mutual, threatened against Southern Mutual or against the properties or business thereof that might, individually or in the aggregate, have a Southern Mutual Material Adverse Effect and Southern Mutual has no Knowledge of any factual basis for any such lawsuit, proceeding, claim or investigation and there is no action, suit, proceeding or investigation pending, threatened or contemplated that questions the legality, validity or propriety of the transactions contemplated by this Agreement.
     3.17 Tax Liabilities. The amounts reflected as liabilities for Taxes on the December 31, 2008 balance sheet referred to in Section 3.5 are sufficient for the payment of all Taxes of Southern Mutual accrued for or applicable to the period ended on such balance sheet date and all years and periods prior thereto. All Tax Returns that are required to be filed by or in respect of Southern Mutual up to and including the date hereof have been filed and all Taxes, including any interest and penalties thereon, which have become due pursuant to such Returns or pursuant to any assessment have been paid and no extension of the time for filing of any such return is presently in effect. All such Returns that have been filed or will be filed by or in respect of Southern Mutual for any period ending on or before the Closing Date are or will be true and correct. There exists no proposed assessment against Southern Mutual. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any Southern Mutual Property. Southern Mutual has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party. No claim has ever been made by a Governmental Entity in a jurisdiction where Southern Mutual does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Southern Mutual has delivered to Donegal Mutual correct and complete copies of all federal, state and local Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Southern Mutual since January 1, 2004. The federal Tax Returns for Southern Mutual have never been examined by the IRS, and the applicable statute of limitations relating thereto has expired for the tax year ended December 31, 2004 and all prior periods.
     3.18 Contracts. Except as disclosed on Schedule 3.18, Southern Mutual is not a party to (i) any contract for the purchase or sale of real property to or from any third party; (ii) any contract for the lease or sublease of personal property from or to any third party that provides for annual rentals in excess of $25,000, or any group of contracts for the lease or sublease of similar kinds of personal property from or to third parties that provides in the aggregate for annual rentals in excess of $25,000; (iii) any contract for the purchase or sale of equipment, computer software, lists of clients, insurance carriers or agents or similar information, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services that calls for performance over a period of more than 60 days and involves more than the sum of $25,000; (iv) any license agreement involving the use of copyrights, franchises, licenses, trademarks, or information owned by Southern Mutual or others; (v) any broker’s representative, sales, agency or advertising contract that is not terminable on notice of 30 days or less; (vi) any contract involving the borrowing or lending of money or the guarantee of the obligations of officers, directors, employees or others or (vii) any other contract, whether or not made in the Ordinary Course of Business of Southern Mutual that is material to the business or Assets of Southern Mutual. No outstanding purchase commitment by Southern Mutual is in excess of its ordinary business requirements or at a price in excess of market price at the date thereof. None of such contracts and agreements will expire or be terminated or be subject to any modification of terms or conditions by reason of the consummation of the transactions contemplated by this Agreement. With respect to its contracts with insurance agents, none of the agents who are a party to any such agreement has terminated, threatened to terminate or given any notice, written or oral, of an intention to terminate its agreement with Southern Mutual or to substantially reduce the volume of business placed with or through Southern Mutual, and Southern Mutual has no Knowledge of any condition or state of facts or circumstances that would cause any such termination or reduction in the foreseeable future. Southern Mutual is not in default in any material respect under the terms of any such contract nor is it in default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor has any event occurred that, with the passage of time or giving of notice, or both, would constitute such a default by Southern Mutual and, to the Knowledge of Southern Mutual, no other party to any such contract is in default in any material respect thereunder nor has any such event occurred with respect to such party. Without the prior written consent of Donegal Mutual, Southern Mutual will not make any changes or modifications in any of the foregoing, nor incur any further obligations or commitments, nor make any further additions to its properties, except in each case in the Ordinary Course of Business of Southern Mutual and as contemplated by this Agreement.
     3.19 Employee Agreements. Schedule 3.19 lists all plans, contracts and arrangements, oral or written, including but not limited to, union contracts, employee benefit plans, deferred compensation agreements, split dollar agreements, employment agreements, consulting agreements, confidentiality agreements, non-competition agreements or other agreements with any of Southern Mutual’s employees, whereunder Southern Mutual has any obligation, other than obligations to make current wage or salary payments terminable on notice of 30 days or less, to or on behalf of its officers, employees or their beneficiaries or whereunder any of such persons owes money to Southern Mutual.

     3.20 Employee Relations. Southern Mutual has not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. To the Knowledge of Southern Mutual, Southern Mutual has complied in all material respects with all applicable Laws relating to wages, hours and collective bargaining and has withheld all amounts required by agreement to be withheld from the wages or salaries of employees. The relations of Southern Mutual with its employees are satisfactory, and Southern Mutual is not a party to or affected by or threatened with, or to the Knowledge of Southern Mutual in danger of, being a party to or affected by, any labor dispute that materially interferes or would materially interfere with the conduct of its business. Schedule 3.20 sets forth the name and total annual compensation, including bonuses, payable to each of the officers, directors and employees of Southern Mutual whose total annual compensation, including bonuses, during the year ended December 31, 2008 exceeded the sum of $75,000. Since December 31, 2008, there has been no material increase in the compensation payable to any of such officers, directors or employees, except as set forth in Schedule 3.20.
     3.21 Employee Retirement Income Security Act.
          (a) Schedule 3.19 contains a list of any “employee benefit plan” within the meaning of Section 3(3) of ERISA established or maintained by Southern Mutual or to which Southern Mutual has made any contribution. Southern Mutual is not required, and was not required within the immediately preceding five years, to make any contribution to any “multiemployer plan” within the meaning of Section 3(37) of ERISA. Southern Mutual has no liability in respect of any employee benefit plan established or maintained or to which contributions are or were made by it to the PBGC or to any beneficiary of such plans. Southern Mutual has timely filed all required reports and descriptions, including Form 5500 Annual Reports, summary annual reports, PBGC-1’s and summary plan descriptions, and distributed such documents appropriately with respect to each such employee benefit plan. Southern Mutual has met the requirements of COBRA with respect to each such employee benefit plan that is an Employee Welfare Plan.
          (b) (i) No employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained or contributed to by Southern Mutual or in respect of which Southern Mutual is considered an “employer” under Section 414 of the Code, has incurred any “accumulated funding deficiency,” as defined in Section 412 of the Code, whether or not waived, or has incurred any liability to PBGC and (ii) to the Knowledge of Southern Mutual, Southern Mutual has not breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any employee pension benefit plan maintained by it, which breach has given rise to, or will in the future give rise to, an obligation to pay money. To the Knowledge of Southern Mutual, neither Southern Mutual nor any of its affiliates or, to the Knowledge of Southern Mutual, any “party in interest,” as defined in Section 3(14) of ERISA, in respect of any such plan has engaged in any non-exempted prohibited transaction described in Sections 406 and 408 of ERISA or Section 4975 of the Code. No reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any employee pension benefit plan maintained or contributed to by Southern Mutual or in respect of which Southern Mutual is an employer under Section 414 of the Code and none of such plans has been terminated by the plan administrator thereof or by the PBGC. To the Knowledge of Southern Mutual, none of Southern Mutual or its affiliates has incurred any liability for non-compliance with ERISA or any regulations thereunder. The original or a complete and correct copy of each plan listed in Schedule 3.19 has been delivered to Donegal Mutual.
     3.22 Conflicts; Sensitive Payments. To the Knowledge of Southern Mutual, and except as set forth on Schedule 3.22, since January 1, 2004, there are (i) no material situations involving the interests of Southern Mutual or, to the Knowledge of Southern Mutual, any officer or director of Southern Mutual, that may be generally characterized as a “conflict of interest,” including, but not limited to, the leasing of property to or from Southern Mutual or direct or indirect interests in the business of competitors, suppliers or customers of Southern Mutual and (ii) no situations involving illegal payments or payments of doubtful legality from corporate funds of Southern Mutual since January 1, 2004 to governmental officials or others that may be generally characterized as a “sensitive payment.”
     3.23 Corporate Name. Southern Mutual owns and possesses all rights to the use of the name Southern Mutual Insurance Company in the operation of Southern Mutual’s present business or any other business similar to or competitive with that being conducted by Southern Mutual, including, but not limited to, the right to use such name in advertising.
     3.24 Trademarks and Proprietary Rights. All trademarks, trade names, copyrights and applications therefor that Southern Mutual owns or that are registered in the name of or licensed to Southern Mutual are listed and briefly described in Schedule 3.24. No proceedings have been instituted, or are pending or threatened or, to the Knowledge of Southern Mutual, contemplated that challenge the validity of the ownership by Southern Mutual of any of such trademarks, trade names, copyrights or applications. Southern Mutual has not licensed anyone to use any of the foregoing or any other technical knowhow or other proprietary rights of Southern Mutual, and Southern Mutual has no Knowledge of the infringing use if any of such trademarks and trade names or the infringement of any such copyrights by any Person. Southern Mutual is legally entitled to use all trademarks, trade names, copyrights, processes and other technical know-how and other proprietary rights now used in the conduct of its business and has not received any notice of conflict with the asserted rights of others.
     3.25 Environmental Matters.
          (a) Southern Mutual is, and, to the Knowledge of Southern Mutual, all Southern Mutual Property including, with respect to any Southern Mutual Property, all owners or operators thereof, are, and at all times have been in substantial compliance with all applicable Environmental Laws. Southern Mutual has not received any communication, written or oral, that alleges that Southern Mutual or any Southern Mutual Property including, with respect to any Southern Mutual Property, any owner or operator thereof, is not in such compliance, and, to the Knowledge of Southern Mutual, there are no circumstances that may prevent or interfere with such compliance in the future.
          (b) No Environmental Claim pending against Southern Mutual or any Southern Mutual Property or, to the Knowledge of Southern Mutual, threatened against Southern Mutual or any Southern Mutual Property, or any Person whose Liability for any Environmental Claims Southern Mutual has or may have retained or assumed either contractually or by operation of Law, except for Environmental Claims that, individually or in the aggregate, would not have a Southern Mutual Material Adverse Effect.
          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, disposal or presence of any Hazardous Materials, that, to the Knowledge of Southern Mutual, could form the basis of any Environmental Claim against Southern Mutual, any Southern Mutual Property or any Person whose Liability for any Environmental Claim Southern Mutual has or may have retained or assumed either contractually or by operation of Law.
          (d) There are no Hazardous Materials present on or in any Southern Mutual Property, including Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment, whether movable or fixed, or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of Southern Mutual Property or such adjoining property, or incorporated into any structure therein or thereon.
          (e) Without in any way limiting the generality of the foregoing, and except as set forth on Schedule 3.25(e), to the Knowledge of Southern Mutual, (i) there are no underground storage tanks and currently or formerly located on any Southern Mutual Property, (ii) there is no friable asbestos contained in or forming part of any building or structure owned or leased by Southern Mutual and (iii) no polychlorinated biphenyls are used or stored at or on any Southern Mutual Property.
     3.26 Insurance Issued by Southern Mutual.
          (a) Southern Mutual has provided Donegal Mutual with a list of all forms of Insurance Contracts used by Southern Mutual as of August 1, 2009, and has made available to Donegal Mutual copies of all forms of Insurance Contracts used by Southern Mutual as of August 1, 2009 that are not standard Insurance Services Office forms. Since August 1, 2009, no forms of Insurance Contracts written by Southern Mutual have been amended and no sales of any new forms of Insurance Contracts have been commenced, other than changes to forms, which changes are not, in the aggregate, material.

          (b) To the Knowledge of Southern Mutual, all benefits payable on or prior to the date as of which this representation is made by Southern Mutual under Insurance Contracts have in all material respects been paid, or provision for payment thereof has been made, in accordance with the terms of the Insurance Contracts under which they arose, such payments were not delinquent and were paid, or if provision has been made will be paid, without fines or penalties, except for fines or penalties that do not exceed $10,000, individually, or $25,000, in the aggregate, and except for such benefits for which Southern Mutual reasonably believes there is a reasonable basis to contest payment and is taking such action.
          (c) To the Knowledge of Southern Mutual, all outstanding Insurance Contracts of Southern Mutual were issued in conformity with underwriting standards that conform in all material respects to industry accepted practices and, with respect to Insurance Contracts reinsured in whole or in part, conform in all material respects to the standards required pursuant to the terms of the related reinsurance, coinsurance or other similar Contracts.
          (d) To the Knowledge of Southern Mutual, (i) all amounts recoverable under reinsurance, coinsurance or other similar Contracts including, without limitation, amounts based on paid and unpaid Losses are fully collectible; (ii) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for Southern Mutual, was duly licensed as an insurance agent or broker for the type of business written, sold or produced by such insurance agent or broker in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for Southern Mutual, except for such failures to be so licensed that would not, in the aggregate, have a Southern Mutual Material Adverse Effect and (iii) no such insurance agent or broker has violated or has taken any action that with notice or lapse of time or both, would have violated any Law except for such violations as would not have a Southern Mutual Material Adverse Effect.
          (e) Southern Mutual has no outstanding Liability under assumed reinsurance agreements of any nature.
     3.27 Health and Safety Matters.
          (a) To the Knowledge of Southern Mutual, Southern Mutual has complied and is in compliance with all Health and Safety Requirements.
          (b) Without limiting the generality of the foregoing, Southern Mutual has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to the Health and Safety Requirements for the occupation of its facilities and the operation of its business, a list of all such Permits, licenses and other authorizations is included as Schedule 3.27.

          (c) Southern Mutual has not received any written or oral notice, report or other information regarding any actual or alleged violation of Health and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to Southern Mutual or its facilities arising under Health and Safety Requirements.
     3.28 No Omissions. None of the representations or warranties of Southern Mutual contained in this Agreement, none of the information contained in the Schedules referred to in this Article III and none of the other information or documents furnished to Donegal Mutual or its representatives by Southern Mutual in connection with this Agreement are false or misleading in any material respect or omit to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the Knowledge of Southern Mutual, there is no fact that adversely affects, or in the future is reasonably likely to affect adversely, the business or Assets of Southern Mutual in any material respect that has not been disclosed in writing to Donegal Mutual.
     3.29 Finders. Southern Mutual has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.
     3.30 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties of Southern Mutual set forth in this Article III shall be true and correct on the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DONEGAL MUTUAL
     Donegal Mutual represents and warrants to Southern Mutual as follows:
     4.1 Organization and Standing.
          (a) Donegal Mutual is a mutual fire insurance company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to conduct its business as it is currently being conducted. Donegal Mutual is duly qualified to do business and is in good standing in the respective jurisdictions where the character of its Assets owned or leased or the nature of its business makes such qualification necessary.
          (b) Donegal Mutual has previously delivered copies of its Articles of Agreement and its Amended and Restated By-laws as currently in effect to Southern Mutual, and all such copies are accurate and complete as of the date hereof.

     4.2 Authority; No Violation.
          (a) Donegal Mutual has the requisite corporate power and authority to execute and deliver this Agreement, the Services Agreement, the Technology License Agreement and the Quota Share Reinsurance Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Services Agreement, the Technology License Agreement and the Quota Share Reinsurance Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the Board of Directors of Donegal Mutual.
          (b) Subject to the receipt of the Required Filings and Approvals, no other corporate proceedings on the part of Donegal Mutual are necessary to authorize this Agreement, the Services Agreement, the Technology License Agreement and the Quota Share Reinsurance Agreement and the transactions contemplated hereby and thereby.
          (c) Subject to the receipt of the Required Filings and Approvals, this Agreement and the Services Agreement, the Technology License Agreement and the Quota Share Reinsurance Agreement when executed and delivered by Donegal Mutual and, assuming the due execution thereof by Southern Mutual, will constitute the valid, legal and binding obligations of Donegal Mutual enforceable against Donegal Mutual in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
          (d) Neither the execution, delivery and performance of this Agreement or the Services Agreement, the Technology License Agreement or the Quota Share Reinsurance Agreement nor the consummation of the transactions contemplated hereby and thereby nor compliance with and fulfillment of the terms and provisions hereof and thereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Agreement or the Amended and Restated By-laws of Donegal Mutual, or any instrument, agreement, mortgage, judgment Order, award, decree or other restriction to which Donegal Mutual is a party or by which Donegal Mutual is bound; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, Order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of Donegal Mutual under such instrument, agreement, mortgage, judgment, Order, award, decree or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court or Governmental Entity, except (y) the Required Filings and Approvals and (z) any approval, consent or authorization the failure of which to obtain would not, individually or in the aggregate, have a Donegal Mutual Material Adverse Effect.

     4.3 Consents and Approvals of Government Entities. Other than the Required Filings and Approvals, no consent, approval, Order or authorization of, or registration, application, declaration or filing with any Governmental Entity is required with respect to Donegal Mutual in connection with the execution and delivery of this Agreement, the Services Agreement, the Technology License Agreement and the Quota Share Reinsurance Agreement.
     4.4 Transferability. Donegal Mutual will acquire the Surplus Note for its own account, and not with a view to, and not in connection with, a public distribution or resale thereof. Without the prior approval of the Commissioner of Insurance and provided such transferee has agreed to be bound by this Section 4.4 prior to such transfer, Donegal Mutual will not transfer the Surplus Note except in a transaction registered or exempt from registration under the Securities Act or to a non-affiliate of Donegal Mutual. Southern Mutual acknowledges that Donegal Mutual’s investments are at all times within its control and direction.
     4.5 Finders. Donegal Mutual has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary on account of the transactions provided for in this Agreement, except for Sanders Morris Group Inc. Donegal Mutual shall be responsible for the payment of all fees and expenses payable for or on account of the transactions provided for in this Agreement and other such fees based on actions taken or agreements entered into by Donegal Mutual.
     4.6 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article IV shall be true and correct on the Closing Date.
ARTICLE V
CERTAIN COVENANTS
     5.1 Investigation of Southern Mutual. Southern Mutual shall afford to the officers, employees and authorized representatives, including, without limitation, independent registered public accountants and attorneys, of Donegal Mutual such reasonable access upon reasonable prior notice during normal working hours to the offices, properties, personnel, business and financial and other records of Southern Mutual as Donegal Mutual shall deem necessary or desirable, and shall furnish to Donegal Mutual or its authorized representatives such additional documents and financial and operating and other data as Donegal Mutual shall reasonably require, including all such documents, information and data as shall be necessary in order to enable Donegal Mutual or its representatives to verify to their satisfaction the accuracy of the Southern Mutual Financial Statements and the representations and warranties contained in Article III of this Agreement. No investigation made by Donegal

Mutual or its representatives shall affect the representations and warranties of Southern Mutual hereunder or the liability of Southern Mutual with respect thereto.
     5.2 Confidential Nature of Information.
          (a) Donegal Mutual and Southern Mutual agree that, in the event that the transactions contemplated by this Agreement shall not be consummated, each will treat in confidence all documents, materials and other information that it shall have obtained during the course of the negotiations leading to this Agreement, the investigation of the other party hereto and the preparation of this Agreement and other documents relating to this Agreement with the exception of any filings made by Donegal Mutual or Southern Mutual with the Georgia Department (collectively, the “Confidential Information”), and shall return to the other party all copies of the Confidential Information that have been furnished in connection therewith.
          (b) In the event that a party hereto becomes legally compelled to disclose any of the Confidential Information, it shall provide the other party with reasonable notice so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.2. In the event that such protective order or other remedy is not obtained or that the other party waives compliance with the provisions of this Section 5.2, the first party will furnish only that portion of the Confidential Information that it is advised by opinion of counsel, which counsel shall be reasonably acceptable to the other party, is legally required and will endeavor to obtain assurance that confidential treatment will be accorded the Confidential Information so furnished.
          (c) Donegal Mutual and Southern Mutual agree and acknowledge that a breach of the provisions of this Section 5.2 may cause the other party to suffer irreparable damage that could not be adequately remedied by an action at law. Accordingly, each party agrees that the other party shall have the right to seek specific performance of the provisions of this Section 5.2 to enjoin a breach or attempted breach of the provisions of this Section 5.2, such right being in addition to all other rights and remedies that are available to each party at law, in equity or otherwise. The foregoing shall be in addition to the rights and obligations under the Confidentiality Agreement.
     5.3 Preserve Accuracy of Representations and Warranties.
          (a) Southern Mutual shall refrain from taking any action that would render any representation or warranty contained in Article III of this Agreement inaccurate as of the Closing Date. Southern Mutual will promptly notify Donegal Mutual of any lawsuits, claims, proceedings or investigations that, to the Knowledge of Southern Mutual, may be threatened, brought, asserted or commenced against Southern Mutual, its officers or its directors (i) involving in any way the transactions this Agreement contemplates or (ii) that would, if determined adversely, have a Southern Mutual Material Adverse Effect.

          (b) Donegal Mutual shall refrain from taking any action that would render any representation or warranty contained in Article IV of this Agreement inaccurate as of the Closing Date. Donegal Mutual shall promptly notify Southern Mutual of any lawsuits, claims, proceedings or investigations that, to the Knowledge of Donegal Mutual, may be threatened, brought, asserted or commenced against Donegal Mutual, its officers or directors (i) involving in any way the transactions this Agreement contemplates or (ii) that would, if determined adversely, have a Donegal Mutual Material Adverse Effect .
     5.4 Maintain Southern Mutual As a Going Concern. Except as otherwise specifically provided in this Agreement, Southern Mutual shall conduct its business in accordance with past practices and use its best efforts to maintain its business organization intact, keep available the services of Southern Mutual’s officers, employees and agents and preserve the good will of its insurance underwriters, employees, clients and others having business relations with it. Southern Mutual shall provide Donegal Mutual promptly with interim monthly financial information and any other management reports, as and when they shall become available, confer with Donegal Mutual concerning operational matters of a material nature and otherwise report periodically to Donegal Mutual concerning the status of the business, operations and financial condition of Southern Mutual.
     5.5 Make No Material Change in Southern Mutual. Prior to the Closing Date, Southern Mutual shall not, without the prior written approval of Donegal Mutual, (i) make any material change in the business or operations of Southern Mutual except as set forth in this Agreement; (ii) make any material change in the accounting policies applied in the preparation of the financial statements referred to in Section 3.5; (iii) make any material change in the compensation of the officers, directors or key employees of Southern Mutual other than in the Ordinary Course of Business of Southern Mutual; (iv) enter into any contract, license, franchise or commitment other than in the Ordinary Course of Business of Southern Mutual or waive any rights of substantial value; (v) make any donation to any charitable, civic, educational or other eleemosynary institution in excess of donations made in comparable past periods, (vi) make any reduction in any loss expense reserve or incurred but not reported reserve prior to the Closing Date; (vii) make any change in the levels, procedures or methods employed in the setting or changing of case basis loss reserves; (viii) make any reduction in net case basis loss reserves not consistent with the levels, procedures or methods employed by Southern Mutual in the setting or changing of case basis loss reserves as in effect on the date of this Agreement and, in any event, within 10 days following any reduction in Southern Mutual’s net case basis loss reserve in any one claim file in excess of $25,000, except for a reduction occurring because a payment has been made on the reserve or because the claim has been settled and the case closed, and, in any case, Southern Mutual shall provide Donegal Mutual with a written explanation of such reduction in reasonable detail certified by Southern Mutual’s President or (ix) enter into any other transaction affecting in any material respect the business of Southern Mutual other than in the Ordinary

Course of Business of Southern Mutual and in conformity with the past practices of Southern Mutual or as contemplated by this Agreement.
     5.6 No Public Announcement. Neither Southern Mutual nor Donegal Mutual shall, without the approval of the other, make any press release or other public announcement or filing concerning the transactions this Agreement contemplates, except as and to the extent that any such party shall so determine is required by law, in which case the other party shall be advised thereof and given a reasonable opportunity to comment thereon.
     5.7 Required Filings. As promptly as practical after the date of this Agreement, Southern Mutual and Donegal Mutual shall promptly commence and make all Required Filings with the appropriate Governmental Entity required by Law to be made by any of them in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Southern Mutual shall cooperate with Donegal Mutual with respect to all Required Filings that Donegal Mutual elects to make or is required by law to make in connection with the transactions this Agreement contemplates.
     5.8 No Solicitation. Southern Mutual shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant, actuary or other Person retained by it or on its behalf to: (a) solicit or encourage, including, without limitation, by way of furnishing information, or take any action to facilitate or pursue, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Reorganization Proposal or (b) agree to, approve or endorse any Reorganization Proposal; provided, however, that nothing contained in this Section 5.8 shall prohibit the Board of Directors of Southern Mutual from furnishing information to, or entering into discussions or negotiations with, any person or entity that made an unsolicited bona fide proposal to acquire Southern Mutual pursuant to a Reorganization Proposal if and only to the extent that, (i) the Board of Directors of Southern Mutual determines in good faith that such action is required to comply with its fiduciary duties to its Members imposed by Law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Southern Mutual provides written notice to Donegal Mutual to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (iii) Southern Mutual continues to keep Donegal Mutual informed of the status of any such discussions or negotiations. Nothing in this Section 5.8 shall (x) permit Southern Mutual to terminate this Agreement, except as specifically provided in Article VII, (y) permit Southern Mutual to enter into any agreement with respect to a Reorganization Proposal during the term of this Agreement or (z) affect any other obligation of Southern Mutual under this Agreement. Southern Mutual shall promptly advise Donegal Mutual orally and in writing of any such inquiries or proposals however preliminary and whether written or oral, and shall communicate the full and complete details of any such inquiry or proposal including, without limitation, the identity of all Persons involved. As used in this Agreement,

“Reorganization Proposal” shall mean any proposal for, or to discuss, a merger, consolidation, sale of all or substantially all of the Assets, demutualization, quota share, assumption or other assumption reinsurance arrangement or other reorganization, arrangement or business combination involving Southern Mutual or any proposal or offer for, or to discuss, the acquisition in any manner of control of a substantial portion of the Assets of or business conducted by Southern Mutual other than the transactions this Agreement contemplates.
     5.9 Future Actions Regarding Southern Mutual. Donegal Mutual and Southern Mutual agree that the following undertakings with respect to certain future action relating to Southern Mutual were important inducements to the decision of Southern Mutual and Donegal Mutual to enter into this Agreement unless at least three of the Southern Mutual designees then serving on the Board of Directors of Southern Mutual vote to approve such action.
          (a) Donegal Mutual agrees that it shall not, and shall use commercially reasonable efforts to ensure that its director designees do not, take any act that would have the effect of changing the status of Southern Mutual as a Georgia-domiciled mutual insurance company or change the name of Southern Mutual, demutualize Southern Mutual, redomesticate Southern Mutual or enter into a bulk reinsurance or bulk reinsurance assumption agreement or transfer all or part of Southern Mutual’s business to a non-affiliate of Donegal Mutual. This covenant shall not preclude Donegal Mutual’s assumption of Southern Mutual’s insurance policies with and into another insurance company through one or more reinsurance agreements or Donegal Mutual’s inclusion of such business in its pooling agreement with Atlantic States Insurance Company.
          (b) Donegal Mutual and Southern Mutual have agreed that until the later to occur of (i) repayment of the principal amount and all accrued but unpaid interest on the Surplus Note, (ii) the termination of the Technology License Agreement in accordance with its terms and (iii) the termination of the Quota Share Reinsurance Agreement in accordance with its terms, Southern Mutual shall use its best efforts to assure that for a period of seven years from the Closing Date the Board of Directors of Southern Mutual shall consist of 12 members, five of whom shall be designees of Southern Mutual and seven of whom shall be designees of Donegal Mutual. Donegal Mutual further agrees, for a period of not less than seven years from the Closing Date, to cause its designees on the Southern Mutual’s Board of Directors to nominate the initial Southern Mutual designees for election as successors to such designees upon the expiration of their respective terms. In the event a Southern Mutual designee is no longer able to serve as a director, Donegal Mutual agrees to cause its designees on the Southern Mutual Board to nominate for election by Southern Mutual’s members or appoint as a successor director to fill a vacancy on the Board of Directors, as the case may be, a person who is recommended by the remaining Southern Mutual designees on the Board.

After seven years from the Closing Date, Donegal Mutual agrees to maintain an appropriate Georgia presence on the Board of Directors of Southern Mutual.
          (c) For a period of seven years from the Closing Date, Donegal Mutual will not take any action to relocate or close the existing facilities of Southern Mutual in Athens, Georgia.
          (d) Donegal Mutual agrees to use commercially reasonable efforts to maintain continued employment of underwriting, claims and marketing personnel at Southern Mutual’s home office, with the levels of employment commensurate with the premium volume of Southern Mutual.
          (e) Donegal Mutual and Southern Mutual agree to establish, within 30 days from the date of the Closing, a technology team consisting of employees of Donegal Mutual and employees of Southern Mutual. The technology team shall analyze the existing Southern Mutual computer system and determine if it would be beneficial to Southern Mutual to migrate Southern Mutual’s computer system over time to Donegal Mutual’s computer system. The technology team shall also analyze the adaptation of Southern Mutual’s current computer system so that Southern Mutual’s computer system could operate Donegal Mutual’s WritePro and WriteBiz applications, all subject to the terms of the Technology License Agreement.
          (f) Donegal Mutual shall develop in coordination with Southern Mutual a business plan to expand the volume of premium Donegal Mutual and Southern Mutual write in Georgia and South Carolina. The business plan shall provide that Southern Mutual will continue to be a viable and competitive market for preferred and standard personal lines and other products with an expanding agency distribution system.
          (g) Southern Mutual shall preserve and keep in full force and effect its existence as a mutual fire insurance company authorized under the Laws of the State of Georgia to write the lines of business Southern Mutual is authorized to conduct on the date of this Agreement and its admission to transact an insurance business in Georgia and South Carolina;
          (h) Donegal Mutual, pursuant to the Services Agreement, shall provide Southern Mutual with support and assistance in its principal business areas, including underwriting, accounting and finance, reinsurance, actuarial, claims, investments and technology;
          (i) At any reasonable time and from time to time, Southern Mutual agrees to permit Donegal Mutual or any agents or representatives thereof to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of, Southern Mutual during regular business hours and upon five days prior notice to

Southern Mutual, and to discuss the affairs, finances and accounts of Southern Mutual with Southern Mutual’s officers;
          (j) For a period of seven years from the Closing Date, all meetings of the Boards of Directors and the Advisory Board of Directors of Southern Mutual shall be held at the home office of Southern Mutual in Athens, Clarke County, Georgia, it being understood, however, that Article 3, Section 20, of Southern Mutual’s Amended Bylaws permits directors to participate in a board meeting by conference telephone or other form of communication by means of which all persons participating in the meeting can hear each other and that such participation shall constitute presence in person at such meeting;
          (k) Southern Mutual shall have filed the August 31, 2009 amendments to its Bylaws with the Department which amended Bylaws shall become effective as of the Closing Date; and
          (l) Donegal Mutual and Southern Mutual shall not amend, repeal, change, or modify this Agreement or the Surplus Note after the Closing Date without the approval of three of the Southern mutual designees.
     5.10 Advisory Board. Effective as of the Closing Date and for a period of seven years following the Closing Date, Donegal Mutual and Southern Mutual shall take all necessary action to establish an Advisory Board of Directors and appoint to the Advisory Board of Directors each current director of Southern Mutual who will not continue as a director of Southern Mutual after the Closing Date. For two years following the Closing Date, members of the Advisory Board of Directors shall be paid the same compensation as members of the Board of Directors of Southern Mutual. Thereafter, the Board of Directors of Southern Mutual shall annually establish the compensation of the members of its Advisory Board of Directors.
ARTICLE VI
CONDITIONS
     6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the purchase and sale of the Surplus Note and their other respective obligations under this Agreement shall be subject to the fulfillment at the Closing Date of the following conditions:
          (a) All Required Filings and Approvals required to be obtained prior to the Closing Date solely for this Agreement, the Ancillary Documents and the Amended Bylaws that will become effective as of the Closing Date and the election of designees of Donegal Mutual as a majority of the members of the Board of Directors of Southern Mutual shall have been obtained and not rescinded or adversely modified or limited as set forth in the proviso below or, if merely required to be filed, such filings shall have been made and accepted, and all waiting periods prescribed by applicable Law shall have expired or been terminated in accordance with applicable Law; provided that such approvals shall not contain any conditions or limitations that compel or seek to compel Southern Mutual to dispose of all or any portion of the business or Assets of Southern Mutual or impose or seek to impose any limitation on the ability of Southern Mutual to conduct its business or own its Assets after the Closing Date in substantially the same manner as Southern Mutual presently conducts its business and owns its Assets;
          (b) No Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect that would prevent the consummation of the purchase or sale of the Surplus Note or the other transactions contemplated hereby and no Proceeding brought by a Governmental Entity shall have been commenced and be pending that seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or that otherwise questions the validity or legality of any such transaction; and
          (c) There shall be no pending or threatened litigation initiated by a private party seeking to restrain, prevent, rescind or change the terms of this Agreement or the sale of the Surplus Note or to obtain damages in connection with this Agreement or the consummation thereof or with the sale of the Surplus Note that, in the reasonable opinion of Southern Mutual or Donegal Mutual, makes it inadvisable to proceed with this Agreement or with the sale of the Surplus Note.
     6.2 Conditions to Obligations of Donegal Mutual. The obligation of Donegal Mutual to purchase and pay for the Surplus Note and to perform its other obligations under this Agreement to be performed on the Closing Date shall, at the option of Donegal Mutual, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:
          (a) Southern Mutual shall have performed or complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement, including the deliveries required by Section 2.3(b), at or prior to the Closing Date, and Donegal Mutual shall have received an Officer’s Certificate to that effect, dated as of the Closing Date, and signed on behalf of Southern Mutual.
          (b) There shall have been no material breach by Southern Mutual in the performance of any of its covenants and agreements in this Agreement, each of the representations and warranties of Southern Mutual contained in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties of Southern Mutual that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, other than representations and warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date, and the information concerning Southern Mutual contained in its Annual

Statements for the years ended December 31, 2006, 2007 and 2008 shall be true and correct in all material respects as of the last day of each such year, and Southern Mutual shall deliver to Donegal Mutual on the Closing Date an Officer’s Certificate or Certificates to that effect dated as of the Closing Date, and signed on behalf of Southern Mutual;
          (c) Except as set forth in the Disclosure Schedules, there shall have been, between the date hereof and the Closing Date, (i) no Southern Mutual Material Adverse Effect, (ii) no adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of Southern Mutual, (iii) no material damage to any Southern Mutual Property or Assets of Southern Mutual by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage, so as to impair in any material respect the ability of Southern Mutual to render services or continue operations and (iv) no material and adverse development or proceeding affecting Southern Mutual’s Insurance Licenses in Georgia and South Carolina. Southern Mutual shall deliver to Donegal Mutual on the Closing Date an Officer’s Certificate, dated as of the Closing Date, and signed on behalf of Southern Mutual by its President to the effect that (a) between the date of this Agreement and the Closing Date there has been no such Southern Mutual Material Adverse Effect as stated in clause (i), (b) no such material damage as stated in clause (iii), (c) no adverse licensing development as stated in clause (iv) and (d) further stating that nothing has come to the signer’s attention, in the course of his activities on behalf of Southern Mutual, that causes him to believe that during such period there occurred any adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of Southern Mutual;
          (d) Southern Mutual shall have increased the membership of its Board of Directors to 12 persons and Southern Mutual shall have received the resignations of five directors of Southern Mutual, other than Allen R. Green, on or prior to the Closing Date and Southern Mutual’s Board of Directors shall have appointed as directors of Southern Mutual effective as of the Closing Date, with the prior approval of the Commissioner of Insurance, seven persons designated by Donegal Mutual from among the current directors of Donegal Mutual;
          (e) Not later than the Closing Date, each of Allen R. Green, W. Daniel Delamater, Martin E. Webb and Kimberly L. McClain shall have entered into an Employment Agreement with Southern Mutual in substantially the form of Appendix D and, except as provided in such Employment Agreements, Southern Mutual shall have no other obligation to any of such persons in respect of his or her employment by Southern Mutual or the termination of such employment;
          (f) The policyholders surplus of Southern Mutual, determined in accordance with SAP, shall be not less than $6.0 million as of the last day of the month immediately preceding the month in which the Closing occurs; and

          (g) Southern Mutual shall not have made any material expenditures through the Closing Date, except in accordance with its current Board-approved budget.
     6.3 Conditions to Obligations of Southern Mutual. The obligation of Southern Mutual to sell the Surplus Note and to perform its other obligations under this Agreement to be performed on the Closing Date shall, at the option of Southern Mutual, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:
          (a) Donegal Mutual shall have performed or complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement, including the deliveries required by Section 2.3(c), at or prior to the Closing Date and Southern Mutual shall have received an Officers’ Certificate from Donegal Mutual as to the satisfaction of this condition;
          (b) There shall have been no material breach by Donegal Mutual in the performance of any of its covenants and agreements in this Agreement, each of the representations and warranties of Donegal Mutual contained in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties of Donegal Mutual that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, other than representations and warranties that address matters only as of a certain date and which shall be true and correct in all material respects as of such certain date, and Donegal Mutual shall deliver to Southern Mutual on the Closing Date an Officer’s Certificate or Certificates to that effect, dated as of the Closing Date, and signed on behalf of Donegal Mutual;
          (c) At Closing, Donegal Mutual shall have tendered to Southern Mutual payment of the purchase price of the Surplus Note as specified in Section 2.2.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated and the purchase and sale of the Surplus Note and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:
          (a) by mutual consent of Southern Mutual and Donegal Mutual;
          (b) subject to Section 7.2, by either Southern Mutual or Donegal Mutual by one day’s written notice to Donegal Mutual or Southern Mutual, as the case may be, if the Closing shall not have been consummated on the date determined pursuant to Section 7.2, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the purchase and sale of the Surplus Note to have been consummated on or before such date;
          (c) by either Donegal Mutual or Southern Mutual by one day’s written notice to Southern Mutual or Donegal Mutual, as the case may be, if any of the conditions to such party’s obligations to consummate the transactions contemplated by this Agreement shall have become impossible to satisfy; or
          (d) by Donegal Mutual if (i) Southern Mutual is in breach at any time prior to the Closing Date of any of the representations and warranties made by Southern Mutual as though made on and as of such date, unless the breach (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect as to Southern Mutual or (ii) Southern Mutual shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by Donegal Mutual to Southern Mutual.
          (e) by Southern Mutual if (i) Donegal Mutual is in breach at any time prior to the Closing Date of any of the representations and warranties made by Donegal Mutual as though made on and as of such date, unless the breach (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect as to Donegal Mutual or (ii) Donegal Mutual shall not have performed and complied in all material respects, with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice thereof by Southern Mutual to Donegal Mutual.
     7.2 Final Termination Date. Southern Mutual or Donegal Mutual may terminate this Agreement on one day’s notice to Donegal Mutual or Southern Mutual, as the case may be, on the date, if any, on which the Commissioner disapproves the change of control of Southern Mutual described in Donegal Mutual’s Form A Statement or on December 31, 2009, whichever shall first occur.
     7.3 Effect of Termination. In the event of the termination of this Agreement by either Southern Mutual or Donegal Mutual, as provided in Section 7.1, this Agreement shall thereafter become void, each party shall bear all expenses it incurred, including professional fees, in connection with the transactions contemplated by this Agreement and there shall be no Liability on the part of any party hereto against any other party hereto, or their respective directors, officers, policyholders or agents, except that (i) any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement, (ii) Section 5.2 and Article IX shall continue in full force and effect notwithstanding such termination and (iii) each of the parties hereto shall provide the other party hereto with a copy of any proposed public announcement regarding the occurrence of such termination and an opportunity to comment thereon prior to its dissemination.
ARTICLE VIII
AMENDMENT, WAIVER AND INDEMNIFICATION
     8.1 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Agreement, provided, however, that no amendment shall be made that changes the terms of this Agreement in any material respect or that requires the further approval or proceedings of any insurance Governmental Entity without such approval having first been obtained or such proceedings having been first completed.
     8.2 Extension; Waiver. At any time prior to the Closing Date, either party hereto may:
          (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
          (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and
          (c) waive compliance with any of the agreements or conditions contained herein.
Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its President. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     8.3 Survival of Obligations.
          (a) The covenants and agreements of Donegal Mutual and Southern Mutual set forth in Section 5.9 of this Agreement shall survive the Closing of the transactions this Agreement contemplates and shall remain in full force and effect until such covenants expire in accordance with the terms thereof.
          (b) All certifications, representations and warranties made herein by Southern Mutual and Donegal Mutual and their obligations to be performed pursuant to the terms hereof, shall survive the Closing Date hereunder, notwithstanding any notice of any inaccuracy, breach or failure to perform not waived in writing and notwithstanding the consummation of the transactions contemplated herein with knowledge of such inaccuracy, breach or failure. All representations and warranties contained herein shall terminate upon the earlier of (i) repayment in full of the principal amount of the Surplus Note and all accrued but unpaid interest thereon or (ii) 90 days after Donegal Mutual shall have received the audited financial statements of Southern Mutual for the year ending December 31, 2010; provided that (i) the representations and warranties contained in Section 3.16 shall expire two years after the Closing Date or, with respect to each claim under Section 3.16 arising before or during such two-year period, upon the earlier to occur of (x) such claim’s final judicial determination or settlement and satisfaction of any judgment or full payment of any settlement, as the case may be or (y) such time, if any, as the claim shall be barred by the applicable statute of limitations or (z) the payment in full of the Surplus Note and (ii) the representations and warranties contained in Section 3.17 shall expire four years after the Closing Date or with respect to any dispute with the IRS upon the earlier to occur of (x) such dispute’s final resolution and the payment of all taxes, interests and penalties arising therefrom and (y) the expiration of the applicable statute of limitations.
     8.4 Indemnification.
          (a) From and after the Closing Date, Southern Mutual agrees to indemnify and hold harmless Donegal Mutual and its subsidiaries, affiliates, partners, successors and assigns (collectively, the “Indemnified Persons”) from and against any and all (x) Liabilities, losses, costs, deficiencies or damages (“Loss”) and (y) reasonable attorneys’ and accountants’ fees and expenses, court costs and all other reasonable out-of-pocket expenses (“Expense”) incurred by any Indemnified Person, in each case net of any insurance proceeds received and retained by such Indemnified Person, in connection with or arising from (i) any breach by Southern Mutual of any of its covenants in, or any failure of Southern Mutual to perform any of its obligations under, this Agreement or (ii) any material breach of any warranty or the material inaccuracy of any representation of Southern Mutual contained or referred to in this Agreement or in any Officer’s Certificate delivered by or on behalf of Southern Mutual pursuant to this Agreement provided that the liability of Southern Mutual shall be limited (the “Liability Limit”) to an aggregate of Two Million Five Hundred Thousand Dollars ($2,500,000).

          (b) If any Indemnified Person has suffered or incurred any Loss or incurred any Expense, it shall so notify Southern Mutual promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provision of this Agreement or any Officer’s Certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 8.4, such Indemnified Person shall promptly notify Southern Mutual of such action or suit. The failure of an Indemnified Person to notify Southern Mutual promptly of a claim as contemplated by the preceding sentence shall not relieve Southern Mutual of its obligations under this Section 8.4 except to the extent that Southern Mutual is prejudiced in its defense of such claim as a result of such failure to give prompt notice.
          (c) Subject to paragraph (d) of this Section 8.4, the Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give Southern Mutual advance notice of any proposed compromise or settlement. The Indemnified Persons shall permit Southern Mutual to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by Southern Mutual. Any compromise or settlement with respect to a claim for money damages effected after Southern Mutual, by notice to the Indemnified Persons, shall have disapproved such compromise or settlement, shall discharge Southern Mutual from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 8.4; provided that if Southern Mutual shall disapprove of a proposed compromise or settlement of a claim the acceptance of which is recommended by counsel conducting the defense of such claim and the amount of such settlement would exceed an applicable Liability Limit, Southern Mutual shall, notwithstanding such Liability Limit, be liable for the full amount of any judgment entered in respect of, or later compromise or settlement approved by Southern Mutual of, such claim less the amount by which the proposed compromise or settlement disapproved by Southern Mutual exceeded such Liability Limit.
          (d) If the remedy sought in any action or suit referred to in paragraph (c) of this Section 8.4 is solely money damages and the sum of (i) the amount claimed in such action or suit, (ii) all amounts previously paid by Southern Mutual pursuant to this Section 8.4 and (iii) all amounts claimed in all pending claims for indemnity under this Section 8.4 does not exceed the aggregate liability of Southern Mutual under this Section 8.4, Southern Mutual shall have 15 business days after receipt of the notice referred to in the last sentence of paragraph (b) of this Section 8.4 to notify the Indemnified Persons that it elects to conduct and control such action or suit. If Southern Mutual does not give the foregoing notice, the Indemnified Persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion and Southern Mutual shall, upon request from any of the Indemnified Persons, promptly pay to such Indemnified Persons in accordance with the other terms of this Section 8.4 the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If Southern Mutual gives the foregoing notice, Southern Mutual shall have the right to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such action or suit, and the Indemnified Persons shall cooperate with Southern Mutual in connection therewith; provided that (x) Southern Mutual shall not thereby permit to exist any Lien upon any Asset of any Indemnified Person, (y) Southern Mutual shall permit the Indemnified Persons to participate in such conduct or settlement through counsel chosen by the Indemnified Persons, but the fees and expenses of such counsel shall be borne by the Indemnified Persons, except as provided in clause (z) hereof and (z) Southern Mutual shall agree to reimburse promptly to the extent required under this Section 8.4 the Indemnified Persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the Indemnified Persons, except fees and expenses of counsel for the Indemnified Persons incurred after the assumption of the conduct and control of such action or suit by Southern Mutual. So long as Southern Mutual is contesting any such action or suit in good faith, the Indemnified Persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnified Persons shall have the right to pay or settle any such action or suit, provided that in such event the Indemnified Persons shall waive any right to indemnity therefor by Southern Mutual and no amount in respect thereof shall be claimed as Loss or Expense under this Section 8.4.
ARTICLE IX
MISCELLANEOUS
     9.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by confirmed facsimile or registered mail, postage prepaid, addressed as follows:
     if to Donegal Mutual, to:
Donegal Mutual Insurance Company
1195 River Road, P.O. Box 302
Marietta, Pennsylvania 17547
Attention: Donald H. Nikolaus, President
Facsimile: 717-426-7009

     with a copy to:
Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103-4196
Attention: Frederick W. Dreher, Esq.
Facsimile: 215-979-1213
     if to Southern Mutual, to:
Southern Mutual Insurance Company
360 Alps Road
Athens, Georgia 30606
Attention: Allen R. Green, President
Facsimile: 706-549-7855
     with a copy to:
Constantine & Associates
2900 Paces Ferry Rd., Ste. C-2000
Atlanta, Georgia 30339
Attention: Robert P. Constantine, Jr., Esq.
Facsimile: 404-223-6833
or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.
     9.2 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses including, without limitation, legal and accounting fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein.
     9.3 Governing Law. This Agreement and the Ancillary Documents shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its rules on conflicts of law.
     9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the rights of Southern Mutual herein may not be assigned and the rights of Donegal Mutual may be assigned only (a) to such other business organization that shall succeed to substantially all the assets, liabilities and business of Donegal Mutual or (b) to a wholly owned subsidiary of Donegal Mutual, in which event such assignment shall not relieve Donegal Mutual of any of Donegal Mutual’s obligations to Southern Mutual under this Agreement. Nothing in this

Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.
     9.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.
     9.6 Execution in Counterparts. This Agreement may be executed in two counterparts, both of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party.
     9.7 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     9.8 Entire Agreement; Statements as Representations. This Agreement, together with the Surplus Note, the Services Agreement, the Employment Agreements, the Technology License Agreement, the Quota Share Reinsurance Agreement, the Disclosure Schedules, the Confidentiality Agreement and any documents delivered pursuant to Articles II and VI, contain the entire understanding of Southern Mutual and Donegal Mutual with regard to the subject matter of this Agreement. All statements contained in this Agreement or in any schedule, exhibit, certificate, list or other document delivered pursuant to this Agreement shall be deemed representations and warranties as such terms are used in this Agreement.
     9.9 Specific Performance. Each of Southern Mutual and Donegal Mutual acknowledges and agrees that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of Southern Mutual and Donegal Mutual agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which Southern Mutual or Donegal Mutual may be entitled at law or in equity.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf as of the date first above written.

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

SOUTHERN MUTUAL INSURANCE COMPANY
By:	/s/ Allen R. Green
Allen R. Green, President